Exhibit 23.2

STATEMENT REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On June 19, 2002, Urban Outfitters, Inc. (the “Company”) dismissed Arthur Andersen LLP as its independent public accountants and on July 23, 2002, engaged KPMG LLP to serve as its independent public accountants for the year ended January 31, 2003. In 2002, Arthur Andersen ceased practicing before the Securities and Exchange Commission (the “Commission”). As a result, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into registration statements filed with the Commission by the Company of their audit report with respect to the Company’s consolidated financial statements for the years ended January 31, 2002 and January 31, 2001, included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors may not be able to assert claims against Arthur Anderson under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, investors would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued reports into registration statements filed with the Commission by the Company.